United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 18, 2025

Date of Report (Date of earliest event reported)

Cheetah Net Supply Chain Service Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	001-41761	81-3509120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8707 Research Drive, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 740-7799

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CTNT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2025, the board of directors (the “Board”) of Cheetah Net Supply Chain Service Inc. (the “Company”), a North Carolina corporation, appointed Ms. Cindy Tang as the Chief Financial Officer of the Company. Ms. Tang, age 58, has served as the Company’s Director of Finance since May 2024. From July 2023 to May 2024, Ms. Tang served as the Interim Chief Financial Officer of Elong Power Holdings Limited, a manufacturer of battery products. From August 2010 to May 2023, Ms. Tang served as the Finance Director of China XD Plastics Co., Ltd., a specialty chemical company engaged in the research, development, manufacture and sale of modified plastics primarily for automotive applications. Ms. Tang received her bachelor's degree in English Language and Literature from Sichuan University in 1988, her bachelor’s degree in Foreign Affairs from Foreign Affairs College in 1990, and her MBA in Accounting from Seton Hall University in 2003.

On February 18, 2025, the Company and Ms. Tang entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Ms. Tang will be compensated at a rate of $84,000 per year, payable in cash biweekly. Ms. Tang will also be eligible to receive shares of the Company’s Class A common stock, par value $0.0001 per share, worth $50,000 as of the date of the grant for every 12-month period of full-time employment with the Company, to be issued pursuant to the Company’s stock incentive plan and subject to the terms and conditions of award agreements. The Employment Agreement contains customary termination, confidentiality, non-solicitation, and indemnification provisions. The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On February 18, 2025, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Ms. Tang. Under the Indemnification Agreement, the Company agrees to indemnify Ms. Tang to the maximum extent authorized by the North Carolina Business Corporation Act for certain liabilities to which she may become subject as a result of her employment as the Chief Financial Officer of the Company. The foregoing summary of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

There are no family relationships between Ms. Tang and any director or executive officer of the Company. To the best knowledge of the Company, there is no understanding or arrangement between Ms. Tang and any other person pursuant to which Ms. Tang was appointed as the Chief Financial Officer of the Company. To the best knowledge of the Company, neither Ms. Tang nor any of her immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated February 18, 2025 by and between Cindy Tang and the Company
10.2	Indemnification Agreement dated February 18, 2025 by and between Cindy Tang and the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2025

Cheetah Net Supply Chain Service Inc.

By:	/s/ Huan Liu
Huan Liu
Chief Executive Officer, Director, and Chairman of the Board of Directors